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                                                                    EXHIBIT 99.1

Contact:
         Todd Fromer or Michael Cimini
         KCSA Worldwide
         212-682-6300

            SOURCE INTERLINK COMPLETES FINANCING TOTALING $65 MILLION

                     COMPANY CONSOLIDATES CREDIT FACILITIES

BONITA SPRINGS, FL, NOVEMBER 4, 2003 - SOURCE INTERLINK COMPANIES (NASDAQ: SORC) today announced it has signed definitive agreements for financing totaling $65 million. The three-year agreements, effective October 31, 2003, consist of a $45 million senior revolving credit facility and a $5 million term loan from Wells Fargo Foothill, and a $15 million term loan from Hilco Capital, LP. Proceeds will be primarily used to replace existing credit facilities and fund working capital requirements.

The company chose not to extend its credit facility with Bank of America and terminated its facilities with Congress Financial Corporation (Western).

Leslie Flegel, Source Interlink chairman and chief executive officer, said, "These financing agreements are a result of our strong expansion and financial performance. After a thorough review of offers from numerous financial institutions, we selected this combination because of its flexibility and the inherent advantages of consolidation of our credit facilities. This financing significantly strengthens Source Interlink's growth prospects and provides the necessary capital structure to meet the company's financial needs."

"Combined with our cash flow from operations, these agreements provide sufficient funds to meet our working capital and capital expenditure needs for the foreseeable future. In addition, our strong cash flow has enabled the company to substantially reduce debt and we expect this trend to continue."

Flegel concluded, "This is an exciting time for Source Interlink and we are pleased to take advantage of this opportunity to consolidate debt and promote the long-term success of the company."

ABOUT SOURCE INTERLINK COMPANIES

Source Interlink Companies is the largest direct-to-retail magazine distributor and leading provider of marketing and front-end management services to publishers, retailers and vendors throughout North America. The company is also the leading custom designer and manufacturer of fixture displays for publishing, confectionary and general merchandise products.

Source Interlink's three complementary operating units, 1) In-Store Services, 2) Wood Manufacturing and 3) Magazine Distribution, provide full-service turnkey solutions that

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enable retailers, publishers, confectioners and general mass merchandisers to manage and grow their respective businesses in the multi-billion dollar front-end checkout sector. Through its integrated, broad-based market capabilities, Source Interlink touches the lives of approximately 500 million consumers on a weekly basis.

Source Interlink's Distribution/Fulfillment Division distributes more than 5,000 titles to approximately 8,000 retail stores, predominantly major book chains and specialty retailers including Barnes & Noble, Borders and B. Dalton Booksellers. The division is the largest U.S. importer of foreign magazine titles and a leading exporter of U.S. titles to the international market. In addition, the division distributes to the secondary wholesale channel. The company's ICN website offers retailers, suppliers, and publishers proprietary sales and marketing information products and services on a daily and weekly basis. For more information, please visit the company's website, http://www.sourceinterlink.com/.

ABOUT WELLS FARGO FOOTHILL

Wells Fargo Foothill is a leading provider of senior secured financing to middle-market companies across the United States and Canada. It is part of Wells Fargo & Company (NYSE:WFC), a diversified financial services company with $391 billion in assets, providing banking, insurance, investments, mortgage and consumer finance from more than 5,900 stores and the Internet (wellsfargo.com) across North America and elsewhere internationally. Wells Fargo Bank, N.A. is the only "Aaa"-rated bank in the United States. For more information, visit Wells Fargo Foothill on the Internet at www.wffoothill.com.

Some of the information contained in this release contains forward-looking statements within the meaning of the federal securities laws. When used in this release, the words "may," "will," "believes," "anticipates," "intends," "expects," and similar expressions are intended to identify forward-looking statements. Because such forward-looking statements involve certain risks and uncertainties, actual results and the timing of certain events could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to: (i) dependence on the marketing and distribution strategies of publishers and other vendors; (ii) the company's ability to access checkout area information; (iii) risks associated with the Advance Pay Program, including problems collecting incentive payments from publishers; (iv) demand for display racks and store fixtures; (v) the company's ability to successfully implement its growth strategy; (vi) competition; (vii) the company's ability to effectively manage expansion; (viii) general economic and business conditions nationally, in the markets and industry in which the company does business; (ix) the company's ability to maintain adequate financing on acceptable terms sufficient to achieve its business plans
(x) the company's ability to successfully integrate acquired companies with and into its corporate organization, and (xi) the company's ability to attract and/or retain skilled management. Investors are also directed to consider other risks and uncertainties discussed in reports previously and subsequently filed by the company with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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